Exhibit 99.2
SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), made and entered into as of December 25, 2011, by and among Century First Limited, a British Virgin Islands company (“Seller”) and the entities listed on Exhibit A attached hereto (each a “Buyer” and collectively, “Buyers”).

W I T N E S S E T H:

WHEREAS, Seller desires to sell 510,287 ordinary shares, par value US$0.01 per share, of RDA Microelectronics, Inc., an exempted company incorporated in the Cayman Islands (the “Company”).  Such ordinary shares shall be hereinafter referred to as the “Shares”:

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

1.            Sale and Purchase of Shares.

(a)           Sale and Purchase. Subject to compliance with all of the terms and conditions of this Agreement, Seller agrees to sell, transfer and deliver to each Buyer, and each Buyer agrees to purchase from Seller, that number of Shares set forth opposite each such Buyer’s name on Exhibit A attached hereto at the Closing (as hereinafter defined) against payment of the Purchase Price.

(b)           The Purchase Price.  The “Purchase Price” for each Share shall be equal to US$1.75.  For purposes of this Agreement, the term “Effective Date” means the date of this Agreement set forth in the preamble above.

(c)           The Closing.

(i)           The closing of the sales and purchases of the Shares pursuant to Section 1(a) (the “Closing”) shall take place on the Effective Date, or as soon as practicable thereafter, or such other day, location or time as the parties may mutually agree (the “Closing Date”).

(ii)           At the Closing:

(A)           Seller shall cause the Company to deliver to each Buyer (i) one or more duly executed duly share transfer forms in original form, registered in the name of such Buyer, (ii) a certified true copy of the resolutions (the “Resolutions”) of the Board of Directors of the Company (the “Board”) approving the transactions contemplated hereby and thereby and instructing the registered office provider of the Company to update the Register of Members of the Company to evidencing the Shares being transferred to such Buyer; and (iii) a written receipt confirming the Seller’s receipt of the aggregate Purchase Price from such Buyer; and

(B)           Each Buyer shall deliver to Seller the aggregate Purchase Price with respect to the Shares being sold to such Buyer by cancellation of indebtedness owed by Seller to such Buyer, as described on Exhibit A attached hereto.

(d)           Adjustment in Connection with Share Changes.  If the Company, after the date of this Agreement, but prior to the Closing, shall combine or split its ordinary shares, the Shares shall be proportionately decreased or proportionately increased.

(e)           Representations and Warranties. The parties agree that in the event that the execution and delivery of this Agreement and the Closing pursuant to Section 1(a) do not occur simultaneously, the representations and warranties contained herein shall also be deemed to be made as of the Closing Date.

(f)           Long-Stop Date.  If the Closing fails to occur on or prior to the tenth (10th) Business Day after the Board adopts the Resolutions (the “Long-Stop Date”), each Buyer and the Seller shall each have the right (but not the obligation) to terminate this Agreement and the transaction contemplated hereunder.  If any Buyer or the Seller terminates this Agreement pursuant to this Section 1(f), the parties hereto shall be relieved of any and all of their obligations under this Agreement without prejudice to any accrued rights they may have and the Seller shall retain ownership of the Shares.  For the purposes of this Agreement, “Business Day” means any day, other than a Saturday or Sunday, on which commercial banks are open for normal business in Hong Kong.

(g)           Efforts to Consummate Closing.  The parties shall use best efforts to ensure that the Closing occurs prior to the Long-Stop Date.

2.           Representations, Warranties and Covenants of Seller.

(a)           Seller represents and warrants that it has been duly organized and is validly existing as a limited liability company in good standing in its jurisdiction of formation.

(b)           Seller represents and warrants that Pik Wah Tse is the sole shareholder and sole beneficiary of Seller.

(c)           Seller represents and warrants that it has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and that the execution, delivery and performance of this Agreement by Seller have been duly and validly authorized by all necessary corporate action.

(d)           Seller represents and warrants that the execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or constitute or result in a breach, default or violation under, any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Seller is a party or by which Seller is bound and will not violate, with or without notice or passage of time or both, any statute, law, rule, regulation or order of any court or governmental authority.

(e)           Seller represents and warrants that there is no authorization, consent, order or approval of, or notice to, or filing with, any governmental authority required to be obtained as a condition to the lawful consummation by Seller of the sale of the Shares pursuant to this Agreement.

(f)           Seller represents and warrants that this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforceability of creditors’ rights generally and except that the remedy of specific performance or similar equitable relief may be subject to equitable defenses and to the discretion of the court before which enforcement is sought.

(g)           Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(h)           Seller represents it is entitled to receive the Purchase Price free of withholding of any tax.

(i)           If, after the date of this Agreement, Seller receives any distribution in cash or in kind in respect of the Shares, Seller shall cause the same to be delivered to Buyers, on a pro rata basis based on the number of Shares to be purchased by each Buyer pursuant to this Agreement (“Pro-Rata Basis”), at the earlier of the Closing or receipt and in the case of an in-kind distribution to use its best efforts to cause the property delivered to be distributed on a Pro-Rata Basis, registered in each Buyer’s name.

(j)           If, after the date of this Agreement, but prior to the Closing, for any reason Seller is entitled to exercise any rights (including the right to vote) with respect to the Shares, Seller agrees that it shall act or refrain from acting, as may be appropriate, in respect of any request, act, decision or vote with respect to the Shares solely at the written direction of the Buyers holding a majority of the Shares.

3.           Representations, Warranties and Covenants of Buyer.  Each Buyer hereby represents and warrants to the Seller that:

(a)           Buyer has been duly organized and is validly existing as a limited liability company in good standing in its jurisdiction of formation.

(b)           Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and that the execution, delivery and performance of this Agreement by Buyer have been duly and validly authorized by all necessary corporate action.

(c)           The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or constitute or result in a breach, default or violation under, any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Buyer is a party or by which Buyer is bound and will not violate, with or without notice or passage of time or both, any statute, law, rule, regulation or order of any court or governmental authority.

(d)           There is no authorization, consent, order or approval of, or notice to, or filing with, any governmental authority required to be obtained as a condition to the lawful consummation by Buyer of the purchase of the Shares pursuant to this Agreement.

(e)           This Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforceability of creditors’ rights generally and except that the remedy of specific performance or similar equitable relief may be subject to equitable defenses and to the discretion of the court before which enforcement is sought.

(f)           Buyer is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to purchase the Shares.

(g)           This Agreement is made with Buyer in reliance upon Buyer’s representation to Seller, which by Buyer’s execution of this Agreement, Buyer hereby confirms, that the Shares to be acquired by Buyer will be acquired for investment for Buyer’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, Buyer further represents that Buyer does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.  Buyer has not been formed for the specific purpose of acquiring the Shares.

(h)           Buyer is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.  Buyer has such knowledge and experience (or is relying on a purchaser representative who has such knowledge and experience) in financial and business matters that Buyer is capable of evaluating the merits and risks of acquiring the Shares.

(i)           Buyer understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Buyer must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  Buyer acknowledges that the Company has no obligation to register or qualify the Shares for resale except as set forth in the Second Amended and Restated Shareholders’ Agreement dated February 25, 2010.  Buyer further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of Buyer’s control, and which the Company is under no obligation and may not be able to satisfy.

4.           Representations and Warranties with Respect to the Shares.

(a)           Seller represents and warrants that Seller is the sole record owner of the Shares and that the Shares are fully paid.

(b)           Seller represents and warrants that Seller has good and marketable title to the Shares and the right and authority to sell the Shares to the Buyers pursuant to this Agreement.

(c)           Seller represents and warrants that upon payment for and delivery of Shares to each Buyer at a Closing in accordance with the terms of this Agreement, each such Buyer shall be the owner of such Shares, free and clear of any lien, encumbrance or other adverse claim provided that such Buyer releases the Seller’s obligations pursuant to the existing promissory notes between the Seller and such Buyer.

5.           Conditions to Buyer’s Obligations.

(a)           The obligations of each Buyer to purchase the Shares from the Seller are subject to the satisfaction, or the waiver by such Buyer, on or prior to the Closing Date, of the following conditions:

(i)           the representations and warranties of the Seller contained in Section 2 shall be true and complete when made and shall be true and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete as of such particular date;

(ii)           the Seller shall have performed in all material respects all of its covenants and agreements required to be performed by it under this Agreement on or prior to the Closing;

(iii)           the Buyers shall have received a certified true copy of the Resolutions of the Board approving the transactions contemplated hereby and thereby and instructing the registered office provider of the Company to update the Register of Members of the Company to evidencing the Shares being transferred to the Buyers simultaneously with the Closing;

(iv)           the Seller shall have delivered to Buyers a certified true copy of the register of the members of the Seller dated within five (5) Business Days preceding the Closing and a certified true copy of the Certificate of Incorporation of the Seller; and

(v)           there shall have been no Material Adverse Effect (as defined below) since the date of this Agreement.

(b)           For the purposes of this Section 5, “Material Adverse Effect” means a material adverse effect on the business (as presently conducted and proposed to be conducted), assets (including intangible assets), affairs, liabilities, condition (financial or otherwise), properties or results of operations of the Company.

6.           Conditions to Seller’s Obligations.  The obligations of the Seller to sell the Shares to each Buyer are subject to the satisfaction, or the waiver by the Seller, on or prior to the Closing Date, of the following conditions:

(a)           the representations and warranties of each Buyer contained in Section 3 shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing; and

(b)           all covenants, agreements and conditions contained in this Agreement to be performed by the Buyers on or prior to the Closing shall have been performed or complied with in all material respects.

7.           Covenants.

(a)           Register of Members.  Within three (3) Business Days after the Closing, Seller shall cause the Company to deliver to the Buyers a certified true copy of the register of the members of the Company, evidencing the Shares being transferred to the Buyers.

(b)           Filings and Registrations.  After the Closing, Seller shall in a timely manner duly complete all filings and registrations with relevant governmental authorities as required by applicable laws and regulations to be obtained in connection with the sale of the Shares by Seller pursuant to this Agreement.

8.           Indemnity.  The Seller shall indemnify and hold each Buyer and its respective directors, officers and agents (each, an “Indemnified Party”) harmless from and against (i) any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever, including but not limited to any investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding, and (ii) any taxes or levies that may be payable by such person by reason of the indemnification of any indemnifiable loss hereunder (collectively, “Losses”) resulting from or arising out of: (i) the breach of any representation or warranty of the Seller contained in this Agreement or in any schedule or exhibit hereto; or (ii) the violation or nonperformance, partial or total, of any covenant or agreement of the Seller contained in this Agreement for reasons other than gross negligence or willful misconduct of such Indemnified Party.  In calculating the amount of any Losses of an Indemnified Party hereunder, there shall be subtracted the amount of any insurance proceeds and third-party payments received by the Indemnified Party with respect to such Losses, if any. Notwithstanding the foregoing, the Seller shall have no liability (for indemnification or otherwise) with respect to any Losses in excess of the aggregate total Purchase Price.

9.           Miscellaneous.

(a)           Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

(b)           Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.

(c)          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

d)           Confidentiality. The Buyers and the Seller hereto acknowledge that the terms and conditions of this Agreement, and all schedules, exhibits, restatements and amendments hereto and thereto, including their existence, shall be considered confidential information and shall not be disclosed by it to any third party without the prior written consent of the other parties, unless such disclosure is required by applicable laws, regulations or securities exchange rules, including without limitation disclosure by the Buyers contained in any Schedule 13D, Schedule 13G, Schedule 13D/A or Schedule 13G/A under the Securities Exchange Act of 1934 filed by the Buyers with the U.S. Securities and Exchange Commission.

(e)           Fees and Expenses. All legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses. In the event that any party hereto shall commence legal proceedings against any other party to enforce the terms hereof, or to declare rights hereunder, the prevailing party in any such proceeding shall be entitled to recover from the losing party its costs including, but not limited to, reasonable attorneys’ fees.

(f)           Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or when mailed by registered or certified mail, postage prepaid, courier or when given by telex or facsimile transmission (promptly confirmed in writing), as follows:

If to Seller:

Century First Limited
c/o Vincent Tai
Suite 302, Building 2
690 Bibo Road
Pudong District, Shanghai, 201203
People’s Republic of China

If to Buyers:

Warburg Pincus Private Equity VIII, L.P.
466 Lexington Avenue
New York, NY 10017
Facsimile Number:  1-212-878-9200
Warburg Pincus Netherlands Private Equity VIII I, C.V.
466 Lexington Avenue
New York, NY 10017
Facsimile Number:  1-212-878-9200

WP-WPVIII Investors, L.P. (as successor in interest to Warburg Pincus Germany Private Equity VIII, K.G.)
466 Lexington Avenue
New York, NY 10017
Facsimile Number:  1-212-878-9200

Warburg Pincus International Partners, L.P.
466 Lexington Avenue
New York, NY 10017
Facsimile Number:  1-212-878-9200

Warburg Pincus Netherlands International Partners I, C.V.
466 Lexington Avenue
New York, NY 10017
Facsimile Number:  1-212-878-9200

WP-WPIP Investors L.P. (as successor in interest to Warburg Pincus Germany International Partners, K.G.)
466 Lexington Avenue
New York, NY 10017
Facsimile Number:  1-212-878-9200

With copy to:

Julian Cheng
6703, Two International Finance Centre
8 Finance Street
Central, Hong Kong

And with copy to:

Maurice Hoo
Orrick, Herrington & Sutcliffe
43rd Floor, Gloucester Tower
The Landmark
15 Queen’s Road
Central, Hong Kong

(g)           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(h)           Arbitration. Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination (“Dispute”) shall be referred to and finally resolved by arbitration in Hong Kong under the auspices of the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules.  There shall be three arbitrators.  The language to be used in the arbitration proceedings shall be English.  Each of the parties hereto irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the transactions contemplated hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

SELLER:

CENTURY FIRST LIMITED

By: /s/ Pik Wah Tse
Name: Pik Wah Tse
Title: Director

SIGNATURE PAGE TO
SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

BUYERS:

WARBURG PINCUS PRIVATE EQUITY VIII, L.P.

By: Warburg Pincus Partners LLC, its General Partner
By: Warburg Pincus & Co., its Managing Member

By: /s/Timothy J. Curt

Name: Timothy J. Curt

Title: Partner

WARBURG PINCUS NETHERLANDS PRIVATE EQUITY VIII I, C.V.

By: Warburg Pincus Partners LLC, its General Partner
By: Warburg Pincus & Co., its Managing Member

By: /s/Timothy J. Curt

Name: Timothy J. Curt

Title: Partner

WP-WPVIII INVESTORS, L.P.

By: Warburg Pincus Partners LLC, its General Partner
By: Warburg Pincus & Co., its Managing Member

By: /s/Timothy J. Curt

Name: Timothy J. Curt

Title: Partner

SIGNATURE PAGE TO
SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

BUYERS:

WARBURG PINCUS INTERNATIONAL PARTNERS, L.P.

By: Warburg Pincus Partners LLC, its General Partner
By: Warburg Pincus & Co., its Managing Member

By: /s/Timothy J. Curt

Name: Timothy J. Curt

Title: Partner

WARBURG PINCUS NETHERLANDS INTERNATIONAL PARTNERS I, C.V.

By: Warburg Pincus Partners LLC, its General Partner
By: Warburg Pincus & Co., its Managing Member

By: /s/Timothy J. Curt

Name: Timothy J. Curt

Title: Partner

WP-WPIP INVESTORS, L.P.

By: Warburg Pincus Partners LLC, its General Partner
By: Warburg Pincus & Co., its Managing Member

By: /s/Timothy J. Curt

Name: Timothy J. Curt

Title: Partner

SIGNATURE PAGE TO
SHARE PURCHASE AGREEMENT

EXHIBIT A

SCHEDULE OF BUYERS

Buyer	No. of Shares	Aggregate Purchase Price*
WARBURG PINCUS PRIVATE EQUITY VIII, L.P., a Delaware limited partnership	247,261	US$	432,706.75
WARBURG PINCUS NETHERLANDS PRIVATE EQUITY VIII I, C.V., a limited partnership organized under the laws of the Netherlands	7,167	US$	12,542.25
WP-WPVIII INVESTORS, L.P., a Delaware limited partnership (as successor in interest to WARBURG PINCUS GERMANY PRIVATE EQUITY VIII, K.G.)	716	US$	1,253.00
WARBURG PINCUS INTERNATIONAL PARTNERS, L.P., a Delaware limited partnership	244,561	US$	427,981.75
WARBURG PINCUS NETHERLANDS INTERNATIONAL PARTNERS I, C.V., a limited partnership organized under the laws of the Netherlands	10,205	US$	17,858.75
WP-WPIP INVESTORS L.P., a Delaware limited partnership (as successor in interest to WARBURG PINCUS GERMANY INTERNATIONAL PARTNERS, K.G.)	377	US$	659.75
TOTAL	510,287	US$	893,002.25

* Amounts include payment by cancellation of principal and accrued interest of certain Promissory Notes dated August 31, 2006 and November 27, 2006 in the aggregate original principal amount of US$500,000 and US$272,500, respectively, issued by the Company and held by the Buyers, as provided in that certain Letter Agreement of even date herewith by and among the Seller and the Buyers.